Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. COMPLETES PURCHASE OF SCORES-LAS VEGAS NIGHTCLUB, WITH RENEGOTIATED TERMS

HOUSTON – (September 5, 2008) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s premier operator of upscale gentlemen’s clubs, said today it has completed its purchase of the Scores-Las Vegas adult nightclub after renegotiating terms of the acquisition.

“We are thrilled to have completed this purchase with more favorable terms including $6 million less debt than would have been incurred under the earlier agreement,” said Eric Langan, President and CEO of Rick’s Cabaret. “The acquisition gives us the finest club in the most exciting entertainment market in the country. We will operate the facility under the Rick’s Cabaret brand, which is an important step in our national branding strategy. The deal is immediately accretive and we estimate it will add 20 to 25 cents in annualized earnings per share.”

Under the final terms of the purchase agreement Rick’s Cabaret acquired the club and an option to purchase the land where it is located for $12 million in cash, a two-year $3 million promissory note at eight percent interest with the initial payment due in April 2009, and issuance of 200,000 restricted shares of Rick’s Cabaret common stock.

The agreement contains a “put” clause under which the seller, DI Food & Beverage of Las Vegas, LLC, shall have the right  after seven months to have Rick’s Cabaret  purchase up to 6,250 shares per month at a price equal to $20 per share, until 150,000 of the shares have been purchased for an  aggregate of $3 million.

“The final terms for the purchase of this club are more attractive to us than those we negotiated earlier,” said Mr. Langan. He said the $3 million promissory note does not include a convertible feature and any sale of shares by DI Food & Beverage is strictly controlled through a lock-up and leak-out agreement that limits sales to no more than 25,000 shares in any 30-day period.

Under terms of the original agreement to purchase Scores-Las Vegas, Rick’s Cabaret had agreed to pay $16 million in cash and sign a $5 million convertible debenture bearing four percent interest.  The original agreement was later amended to reflect a cash payment of $12 million, a $5 million convertible debenture bearing four percent interest, and a non-convertible promissory note for $4 million at eight percent interest.

 About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com